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                                                                Exhibit 23(p)(2)

                                 CODE OF ETHICS
                                       OF
                     AXA ROSENBERG INVESTMENT MANAGEMENT LLC


This Code of Ethics (the "Code"), has been adopted by AXA Rosenberg Investment Management LLC (the "Company") on April 26, 2000. The Code shall apply to all Covered Persons (as defined below in Section 2), except as noted in Section 3 below.


1.    STATEMENT OF GENERAL PRINCIPLES.

This Code is intended as a statement of general fiduciary principles that govern the personal investment and other activities of all Covered Persons. In addition to the specific standards and guidelines set forth below, Covered Persons must govern themselves in accordance with the AXA Rosenberg Group Policy On Personal Trading and Insider Trading (attached as Exhibit 1 and incorporated herein by reference) and the following general principles:

   A. The Code is based on the principle that all Covered Persons owe a fiduciary duty to, among others, the shareholders of the U.S. registered investment companies and series thereof (each a "Fund" and, collectively, the "Funds") and other clients for which the Company acts as investment adviser (each a "Client" and, collectively, its "Clients"), to conduct their personal securities transactions in a manner which does not interfere with a Fund's or a Client's portfolio transactions or otherwise take unfair advantage of their relationship to any Fund or Client. Persons covered by this Code must adhere to this general principle and must comply with the specific provisions contained in the Code and in the AXA Rosenberg Group Policy On Personal Trading and Insider Trading.

   B. Covered Persons should not take inappropriate advantage of their positions. Troublesome questions can arise whenever Covered Persons receive unusual investment opportunities, perquisites, or gifts of more than de minimis value from persons doing or seeking to do business with a Fund or the Company. As a general principle, it is imperative that those who work for or on behalf of the Fund or the Company avoid any situation which might compromise or call into question the exercise of their fully independent judgment or the fulfillment of their fiduciary duties to any Fund or Client.

   C. This Code does not attempt to identify all possible conflicts of interests and literal compliance with each of the specific procedures will not necessarily shield Covered Persons from liability for personal trading or other conduct which violates their fiduciary duties to a Fund or a Client. In addition to the specific prohibitions contained in this Code, Covered Persons are also subject to a general requirement not to engage in any act or practice that would defraud a Fund or Client. This general prohibition includes, in


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      connection with the purchase or sale of a Security Held or to be Acquired
      (as such term is defined in Section 2 below) by a Fund or Client:

            (i)    Making any untrue statement of a material fact;

            (ii) Creating materially misleading impressions by omitting to state or failing to provide any information necessary to make any statements made, in light of the circumstances in which they are made, not misleading;

            (iii) Making investment changes in the research model and trading decisions other than for the benefit of and in the overall best interest of the Company's Funds and Clients;

            (iv) Using information about investment or trading decisions or changes in the research model (whether considered, proposed or made) to benefit or avoid economic injury to anyone other than a Fund or a Client;

            (v) Taking, delaying, or omitting to take any action with respect to any research model recommendation or report or any investment or trading decision for a Fund or a Client in order to avoid economic injury to anyone other than a Fund or a Client;

            (vi) Purchasing or selling a Security on the basis of knowledge of a possible trade by or for a Fund or a Client;

            (vii) Revealing to any other person (except in the normal course of an Covered Person's duties on behalf of a Fund or a Client) any information regarding Securities transactions by a Fund or on behalf of a Client or the consideration by a Fund or a Client of any such Securities transactions; or

            (viii) Engaging in any manipulative practice with respect to a
                   Fund or a Client.


2.    DEFINITIONS.

A. "Covered Person" means any director, trustee, officer, member, employee, general partner, or Advisory Person of the Company including any person whose function causes such person to be an "Access Person" of the Company as defined by Rule 17j-1 of the Investment Company Act of 1940 ("Investment Company Act"). In addition, "Covered Person" includes any director, officer, or employee of a Subadviser or Distributor whose function causes such person to be an "Access Person" as defined by Rule 17j-1 of the Investment Company Act."Covered Person" shall also include all "Investment Personnel" (as defined herein).

B. "Advisory Person" means any employee of a Fund or the Company, or of any company in a Control relationship to a Fund or the Company, who, in connection with his regular


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      functions or duties, makes, participates in, or obtains information, regarding the purchase or sale of a Security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales.

C. "AXA Rosenberg Group Policy On Personal Trading and Insider Trading" means the personal trading policy and procedures (as the same may from time to time be revised, amend or restated) applicable to Covered Persons.

D. "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16a-1(a)(2) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an Covered Person has or acquires.

E.    "Company" shall mean AXA Rosenberg Investment Management LLC.

F. "Compliance Officer" shall mean that person, as designated by the Company from time to time, who is primarily responsible for the various compliance functions of such officer as set forth in this Code and for ensuring that the provisions of this Code are followed by those persons to whom they apply. Initially, the Compliance Officer shall be William R. Wiebe, Esq.

G. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act.

H.    "Distributor" means Barr Rosenberg Funds Distributor, Inc.

I.    "Fund" means the investment companies and series thereof.

J. "Client" means any person or other business entities for which the Company acts as investment adviser.

K. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933 [15 U.S.C. 77a], the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 of 15(d) of the Securities Exchange Act of 1934 [15 U.S.C. 78m or 78o(d)].

L. "Investment Personnel" means: (i) Any employee of a Fund or the Company (or of any company in a Control relationship to a Fund or the Company) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by a Fund; (ii) any natural person who controls a Fund or the Company and who obtains information concerning recommendations made to a Fund regarding the purchase or sale of securities by such Fund.


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M.    "Purchase or sale of a Security" includes, INTER ALIA, the writing of an option to purchase or sell a security, including any security that is convertible into or exchangeable for any security that is held or to be acquired by a Fund or a Client.

N. "Restricted Person" means the Covered Person, his/her spouse (including any domestic partner or "significant other" of the Covered Person living in the same household as the Covered Person), the Covered Person's minor children, and/or any other of the Covered Person's immediate adult family members living in the same household as the Covered Person to whom the Covered Person provides investment advice or information relating to such proposed trade (please note that Covered Persons are prohibited from disclosing any investment information obtained in the course of their work with the Company, except as required by law or as required for legitimate Company business purposes) or any trust(s) of which the Covered Person or a Restricted Person is a trustee or beneficiary.

O. "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Investment Company Act, repurchase agreements and other high quality short term debt instruments (any instrument with a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized rating organization), bankers' acceptances, bank certificates of deposit, commercial paper, and such other money market instruments as designated by the board of trustees of a Fund.

P. "Security Held or to be Acquired" by a Fund or a Client means: any Security (including any option to purchase or sell, and any security convertible into or exchangeable for, a Security) which: (A) is held by the Fund or in a Client account; or (B) is being considered by the Fund or the Company for purchase by a Fund or a Client account.

Q. "Subadviser" means such companies, if any, which may from time to time act as a subadviser to the Company for a Fund.


3.    APPLICATION.

The Subadvisers to a Fund, if any, and their affiliates will have their own Codes of Ethics pursuant to Rule 17j-l under the Investment Company Act. Any person, who is subject to a Subadviser's Code of Ethics that has been approved by a Fund's trustees pursuant to Rule 17j-1 and who complies with such Code, shall not be subject to the provisions of this Code with respect to his relations with such Fund.


4.    EXEMPTED TRANSACTIONS.

The prohibitions of Section 5 of this Code shall not apply to:


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      (i)    Purchases or sales of Securities effected in any account over which the Covered Person has no direct or indirect influence or control.

      (ii) Purchases or sales of Securities which are non-volitional on the part of the Covered Person or the relevant Fund of Client account.

      (iii) Purchases of Securities which are part of an automatic dividend reinvestment plan.

      (iv) Purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.


5.    PROHIBITED PURCHASES OR SALES.

A Covered Person shall not purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which he or she knows (or should have known at the time of such purchase or sale):


      (i) is being (or is recommended to be) purchased by the Company's investment model on behalf of a Fund or a Client (in the case of a purchase of a Security by an Covered Person); or

      (ii) is being (or is recommended to be) sold by the Company's investment model on behalf of a Fund or a Client (in the case of a sale of a Security by an Covered Person); or

      (iii) for any other reason has not been approved by the Compliance Officer (or his or her designated representative).


6.    PRE-CLEARANCE OF PERSONAL TRADES.

For any non-exempt transaction, Covered Persons shall obtain approval from the Compliance Officer (or his or her designated representative) prior to the acquisition or sale of any Security on behalf of any Restricted Person (such transactions shall include any "trade" as defined in the AXA Rosenberg Group Policy On Personal Trading and Insider Trading). Any request for pre-clearance of a personal trade shall be made in the manner provided in the AXA Rosenberg Group Policy On Personal Trading and Insider Trading.


7. PRE-CLEARANCE OF PARTICIPATION IN PRIVATE PLACEMENTS AND INITIAL PUBLIC OFFERINGS.


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All Investment Personnel shall obtain approval from the Compliance Officer (or his or her designated representative) prior to the acquisition of securities issued pursuant to a private placement or an Initial Public Offering on behalf of any Restricted Person. Any request for pre-clearance of a private placement or an Initial Public Offering shall be made in the manner provided in the AXA Rosenberg Group Policy On Personal Trading and Insider. In reviewing the request, the Compliance Officer shall take into account, among other factors, whether the opportunity is being offered to such person as a result of his or her position with a Fund or the Company and whether such approval would create any material conflict of interest or any appearance of a material conflict of interest.


8.    REPORTING.

   A. Every Covered Person shall, in a timely manner, provide to the Compliance Officer (or his or her designated representative) all applicable information required to be reported under the provisions contained in the AXA Rosenberg Group Policy On Personal Trading and Insider Trading, including, without limitation, all quarterly and annual reporting and disclosure requirements contained therein and all reports and account statements with respect to any non-exempt transactions regarding any Security in which such Covered Person has, or by reason of such transaction on behalf of any Restricted Person acquires, any direct or indirect Beneficial Ownership.

   B. Any such report provided by a Covered Person may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

   C. All such reports, account statements, and all related information described in this Section 8 of the Code shall be subject to review by the Compliance Officer (or his or her designated representative) or other appropriate management personnel.

   D. Confidentiality. All reports of securities transactions and any other information filed with the Company by Covered Persons pursuant to this Code or the AXA Rosenberg Group Policy On Personal Trading and Insider Trading shall be treated as confidential by the Company, except in regards to examinations by appropriate Company management, representatives of the Securities and Exchange Commission, or as otherwise required by law.


9.    RECORDS.

The Company shall maintain records in the manner and to the extent set forth below that shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

   A. A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place.


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   B. A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

   C. The Company shall preserve a copy of each report made pursuant to this Code by any Covered Person for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

   D. A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

   E. A record of any decision, and the reasons supporting the decision, to approve the acquisition by Covered Persons of securities under Sections 6 and 7 of this Code, shall be maintained for at least five years after the end of the fiscal year in which the approval is granted.


10.   OTHER RESTRICTED ACTIVITIES OF COVERED PERSONS.

   A. GIFTS. Covered Persons are prohibited from receiving, either directly or indirectly, any item which has a value in excess of a DE MINIMIS amount from any person where such payment or gratuity is in relation to the business of the employer of the offeror of the payment or gratuity.

   B. SERVICE AS A DIRECTOR. Covered Persons are prohibited from serving on the boards of directors of publicly traded companies, absent a prior authorization from the Compliance Officer based upon a determination that the board service would not be inconsistent with the interests of the Funds or the Company's Clients.


11.   SANCTIONS.

Upon discovering a violation of this Code, the Company may impose such sanctions as it deems appropriate, including INTER ALIA, a letter of censure or suspension or termination of the employment of the violator. Any material violations of this Code and any sanctions imposed with respect hereto shall be reported periodically to the board of trustees (or directors) of the relevant Fund or Funds.


12.   CERTIFICATION OF COMPLIANCE WITH CODE.

All Covered Persons shall certify annually that they:

      (i)      have read and understood the Code and are subject thereto;
      (ii)     have complied with the requirements of the Code; and
      (iii) disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of the Code.


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13.   REPORT AND CERTIFICATION OF ADEQUACY TO THE MEMBERS AND BOARDS.

On an annual basis, the Compliance Officer shall prepare a written report to the management of the Company and the boards of trustees (or directors) of the Funds setting forth the following:

      (i) stating that the Code of Ethics procedures have been designed to prevent Covered Persons from violating the Code;
      (ii) a summary of existing procedures concerning personal investing and any changes in procedures made during the past year;
      (iii) identifying any violations that required significant remedial action during the past year; and
      (iv) identifying any recommended changes in existing restrictions or procedures based upon the Company's experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

14.
15.   BOARD APPROVAL.

Following the report and certification by the Compliance Officer, the boards of trustees of the Fund or Funds(s) (including a majority of independent trustees) must approve this Code of Ethics on an annual basis. Any material change to this Code must be approved within six months.




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                                    EXHIBIT 1

       AXA ROSENBERG GROUP POLICY ON PERSONAL TRADING AND INSIDER TRADING







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                               AXA ROSENBERG GROUP
                 POLICY ON PERSONAL TRADING AND INSIDER TRADING

Various restrictions, policies, guidelines and regulations relating to personal trading have either been mandated or suggested by the various regulatory authorities in jurisdictions where the AXA Rosenberg Group LLC and/or its subsidiaries (hereafter collectively referred to as "AXA Rosenberg Group") are located and/or do business.(1) In response to these various regulatory and advisory schemes, the AXA Rosenberg Group has adopted the following policy on personal trading which applies globally to (i) all permanent, part-time and contracted employees of the AXA Rosenberg Group, (ii) all officers of the AXA Rosenberg Group, (iii) certain directors (including all directors of SEC-registered investment advisers within the AXA Rosenberg Group(2) and to any other directors of other AXA Rosenberg Group entities as may be required by applicable law or regulation) and (iv) certain designated independent contractors or consultants who work at the AXA Rosenberg Group (hereinafter
(i)-(iv) collectively referred to as "employees").

I.    PERSONAL TRADING

Although the management of the AXA Rosenberg Group would prefer that employees do not trade actively in equities or equity derivatives for their personal accounts, such trading is not prohibited. If an employee does wish to trade equities or equity derivatives, any and all trades must be approved in advance and in writing (electronically or otherwise) by the appropriate compliance officer or the back-up compliance officer(s) (see Attachment A). (The appropriate compliance officer is the compliance officer or back-up compliance officer(s) designated in the zone where the stock is valued in real-time.) U.S., Canadian and Asian ex-Japan stocks are valued in real-time in Orinda, California; Japanese stocks are valued in real-time in Tokyo; European stocks are valued in real-time in London. The current compliance officer (and the back-up compliance officer(s)) for each office are listed in Attachment A. These individuals may change from time to time.

For purposes of the AXA Rosenberg Group Personal Trading Policy, a "trade" is defined as any trade made in the name of, or on behalf of, the employee, his/her spouse (including any domestic partner or "significant other" of the employee living in the same household as the employee), the employee's minor children, and/or any other of the employee's immediate adult family members living in the same household as the employee to whom the employee provides investment advice or information relating to such proposed trade (please note that employees are prohibited from disclosing any investment information obtained in the course of their work with the AXA Rosenberg Group, except as required by law or as required for legitimate AXA Rosenberg Group business


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(1) These regulatory authorities include, but are not necessarily limited to, the Securities and Exchange Commission ("SEC") in the US, Financial Services Agency ("FSA") in Japan, the Investment Management Regulatory Organization ("IMRO") of the Financial Services Authority in the United Kingdom, and the Monetary Authority of Singapore ("MAS").

(2) See Rule 204-2(a)(12) of the Investment Advisers Act, "advisory representatives" including all "directors" of the investment adviser and requires that they report/record their trades with the Investment Adviser within 10 days of the end of the quarter in which the trade took place.


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purposes) (such individuals herein after collectively referred to as "restricted persons"), as well as any trade in the name of a trust(s) of which the employee or a restricted person is a trustee or beneficiary. Exempt from the definition of a "trade" is any trade in open-end mutual funds (or similar investment vehicles such as unit trusts or investment trusts in the U.K. and investment trusts in Japan), closed-end mutual funds, tender offers, bonds, government securities, money market accounts, index unit investment trusts such as Spiders, Diamonds, Qubes, and WEBS, widely recognized and traded index futures or options on index futures (examples of such indexes include the S&P 500, OEX, Nasdaq, and other similar US or international index futures or options), automatic dividend re-investment plans, and those trades over which the employee (or the other restricted person), his/her spouse, and/or minor children exercise no discretion, including wrap accounts, blind trusts, and discretionary accounts which are managed by third party investment advisers and in which the employee makes no stock selection recommendations. Execution of a previously approved option or other equities derivative on the expiration day for such option or other equities derivative shall not be considered a "trade" requiring approval. If an employee is uncertain whether an investment would qualify as an exempt trade outlined above, the employee should contact the designated compliance officer in his or her relevant AXA Rosenberg office. A "trade" includes all other trades by an employee or a restricted person in publicly-traded stocks, options, warrants on common stock, financial futures, and all other forms of equity related derivatives.

In seeking approval for a trade (either for the employee or on behalf of the restricted person related to the employee), the employee must comply with the applicable personal trade approval procedures in Appendix 1 (outlining the automated and non-automated trade approval procedures) as such procedures may, from time to time, be amended, revised or restated. These procedures may vary depending upon the location of the appropriate compliance officer and on whether or not the trade approval process has been automated.

Regardless of the procedure used for approving an employee's personal trade, the employee's requested personal trade will be checked against the AXA Rosenberg Group's current recommendations from the most recent overnight and real-time Trading Assistant ("TA") system. No trade will be approved for the purchase or cover of a stock that is currently recommended for purchase or cover on the AXA Rosenberg Group's most recent overnight and real-time TA system. Likewise, no trade will be approved for the sale or short of a stock that is currently recommended for sale or short on the AXA Rosenberg Group's most recent overnight and real-time TA system.

If the TA is NOT recommending the same transaction, the compliance officer will USUALLY approve the trade, although he or she has the discretion and the authority to deny trade approval, even if the TA is not recommending the same or a similar transaction, if the compliance officer believes that the trade would not be in the best interest of the AXA Rosenberg Group or its clients or if for some other reason, the compliance officer believes that trade approval is not appropriate. (For example, if trading in the stock is suspended or limited because of activities related to other members of the AXA Group.) Only AFTER the employee has received WRITTEN trade approval from the appropriate compliance officer may the employee execute the approved personal trade.

Except as stated in the following paragraph, approval of an employee's personal trade is valid only through the end of the trading day in the zone of the appropriate compliance officer. Specifically,


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trades may be approved and are valid as follows: in Orinda between 6:30 a.m. and
1:15 p.m. Orinda time; in London, between 8:30 a.m. and 4:30 p.m. London time;
in Tokyo, between 9:00 a.m. and 3:00 p.m. Tokyo time. If the trade is not effected within these hours and the employee still wants to make the trade the next day (or on any subsequent day), the employee must again seek approval for the trade under the procedures outlined below.

An employee seeking to effect a "good-til-cancel" ("GTC") trade does NOT have to have approval from the compliance officer each day until the order is filled. Instead, the GTC trade approval request is handled initially in the same manner as any other request for personal trade approval, except that the employee request's for trade approval must seek authorization to trade the order as "good-til-cancel" and must state the limit price. If, for any reason, the employee wants to CHANGE a pending GTC order (other than canceling the GTC order), that employee must submit a NEW request for personal trade approval to the appropriate compliance officer, just as if there had been no prior trade approval.

QUARTERLY SUMMARY OF PERSONAL TRADING ACTIVITIES

Within 10 (ten) calendar days of the end of each calendar quarter (or before the employee's last date of employment, which ever is earlier), each employee shall complete a "Summary of Personal Transactions" form and submit it to the compliance officer who is located in the same office as the employee, REGARDLESS OF WHETHER THE EMPLOYEE HAS COMPLETED ANY PERSONAL TRADES OR NOT DURING THE QUARTER. (The only exception is made for employees who sign a statement that they do not intend to make any trades in the future which would be subject to advance approval under this policy.) If the employee made any personal trades during the quarter, including trades approved by a compliance officer located in another office, the employee shall indicate so on the "Summary of Personal Transactions" form.

For each trade approved under the AUTOMATED trade approval procedures outlined in Appendix 1, the employee must submit a copy of the "completed personal trade response" for each trade. For each trade approved under the NON-AUTOMATED trade approval procedures, also outlined in Appendix 1, the employee must submit the duplicate copy of each approved "Request for Personal Transaction" form to the local compliance officer. Regardless of the form of approval, the employee also must submit a copy of the broker confirmation for each trade or some other independent evidence (such as a copy of the monthly statement from the broker) that the trade was executed.

If no trade was executed during the quarter, the employee shall indicate that on the "Summary of Personal Transactions" form and submit it to the local compliance officer.

Any employee who does not submit a completed "Summary of Personal Transactions" within the allotted 10 (ten) days will - to the extent permitted by law - have the equivalent of US$500 deducted from his/her next net paycheck. Moreover, in such cases, the compliance officer located in the employee's home office will not approve any subsequent personal trades for that employee until such time as the employee has complied with this policy. In addition, the local compliance officer will advise the other personal trading compliance officers in the AXA Rosenberg Group not to approve any trades for that employee until further notice. (In the case of a terminating employee


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who has not submitted all paperwork by the final date of employment, the $500 penalty - to the extent permitted by law - will be withheld from the employee's final paycheck until the proper documentation has been submitted to the compliance officer.) In certain circumstances, AXA Rosenberg Group MAY waive the penalty, but generally such a waiver will be considered only if the employee requests such a waiver before the end of the 10 (ten) day period. If the completed "Summary of Personal Transactions" is still outstanding 14 (fourteen) days after it is due, the relevant compliance officer will notify AXA Rosenberg Group's Legal Group which will refer the matter to the AXA Rosenberg Group's Management Committee for further disciplinary action as deemed appropriate.

In the case of an employee who has traded "across zones" during the quarter, the compliance officer in that employee's local zone, upon receipt of the "Summary of Personal Transactions" will forward (by fax or mail) a copy of the approved "Request for Personal Transaction Form" or the "completed personal trade response" as applicable for all trades effected in other zones, and the evidence that the trade was made, to the appropriate compliance officer (who had originally approved the trade).

ADDITIONAL REPORTING REQUIREMENTS BY "ACCESS PERSONS"

Effective as of October 29, 1999, "Access Persons", as defined by Rule 17j-1 of the Investment Company Act of 1940,(3) of any AXA Rosenberg Group entity that is an investment adviser to a US mutual fund also must submit initial and annual holdings reports listing all covered securities(4) beneficially owned by them. The initial report must be provided within 10 days of becoming an Access Person. These report must include EVERY security (as defined in Rule 17j-1) that the Access Person beneficially owns, regardless of whether the relevant US mutual fund owns, or intends or proposes to acquire the security. The holdings report must state the name of the security, the number of shares held, and the principal amount of the security. The Access Person must also disclose any and all securities accounts that he or she maintains with a broker, dealer or bank. AXA Rosenberg Group will establish procedures hereunder, by which appropriate management or compliance personnel review these reports. The information provide hereunder will otherwise be maintained in strict confidentiality.


-----------------------------
(3) Rule 17j-1 defines "Access Person" to include: (i) any director, officer, or general partner of a fund or of a fund's investment adviser, or any employee of a fund or of a fund's investment adviser who, in connection with his or her regular functions or duties, participates in the selection of a fund's portfolio securities or who has access to information regarding a fund's future purchases or sales of portfolio securities.

(4) "COVERED SECURITY" means a security as defined in section 2(a)(36) of the Investment Company Act of 1940, except that it does not include:

         (i) Direct obligations of the Government of the United States;


         (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and


         (iii) Shares issued by open-end Funds.

PRE-APPROVAL OF INVESTMENTS IN IPOS AND PRIVATE PLACEMENTS

Effective as of October 29, 1999, "Investment Personnel", as defined by
Rule 17j-1(e) of the Investment Company Act of 1940,(5) of any AXA Rosenberg Group entity which is an investment adviser to a US mutual fund, must obtain AXA Rosenberg Group approval before directly or indirectly acquiring any beneficial ownership in securities in an IPO or private placement. In general, such requests for approval MAY be granted if AXA Rosenberg Group determines that the investment opportunity is available to the relevant Investment Personnel for reasons OTHER THAN the individual's position at AXA Rosenberg and that the particular facts relating to the investment opportunity reflect that the investment would create no material conflict of interest. Requests for approval should be directed to the AXA Rosenberg Legal Group and must be provided with sufficient time to allow the AXA Rosenberg Group to make its determination. The Investment Personnel may invest in the IPO or private placement only after receipt of WRITTEN approval from the AXA Rosenberg Group.(6)

RELEASE OF LIABILITY FOR PERSONAL TRADING ACTIVITIES

In the event that AXA Rosenberg Group delays or does not approve the trade or IPO/Private Placement pre-approval request for any reason, the AXA Rosenberg Group shall not be liable for any losses or lost opportunities which the employee may realize as a result of the delay or denial of trade approval. Each employee, by signing this policy, agrees to accept sole and complete personal liability for any trading or investment losses incurred in his or her personal trading account or in any IPO/Private Placement and acknowledges that the AXA Rosenberg Group has no liability resulting from its enforcement of this policy which may, at times, result INTER ALIA in denying the employee approval to execute a personal trade or trades or in the denial of approval for an IPO or Private Placement investment. Each employee also acknowledges and agrees that this policy may, from time to time, be modified, revised, amended, or restated and that upon notice, such employee shall be bound by any such change.

BROKER RELATIONSHIPS

In no event may employee accounts be traded in-house or may the AXA Rosenberg Group's institutional broker relationships be used to execute employee trades. Employees are responsible


-----------------------------
(5) Rule 17j-1(a)(7) of the Investment Company Act of 1940 defines "Investment Personnel" to include:

         (i) Any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund.

         (ii) Any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund."

for their own broker relationships.


II.   POLICY ON INSIDER INFORMATION

A.       PROHIBITION ON TRADING ON INSIDE INFORMATION

No trade can be made on the basis of information believed to be "inside information" as commonly defined, regardless of whether that information lies outside of the proprietary valuation models developed by the AXA Rosenberg Group. Some examples: trading on material non-public information on publicly-held companies is inside information and is in violation of the law. Trading in advance of an analyst's change in a company's earnings estimate may be inside information. If it feels like inside information, it probably is.

B.       PROHIBITION ON COMMUNICATING INSIDE INFORMATION

No employee may communicate to anyone information which that employee believes to be inside information.



                              AXA ROSENBERG GROUP

                 POLICY ON PERSONAL TRADING AND INSIDER TRADING



I ACKNOWLEDGE THAT I HAVE READ THE AFOREMENTIONED POLICIES ON PERSONAL TRADING AND INSIDER TRADING, THAT I UNDERSTAND THE POLICIES AND THE PENALTIES FOR NON-COMPLIANCE, AND THAT I WILL NOT VIOLATE ANY OF THE POLICIES. I AUTHORIZE THE DEDUCTION FROM MY SALARY OF THE SPECIFIED PENALTIES IN THE EVENT OF MY NON-COMPLIANCE WITH THE POLICIES. I FURTHER UNDERSTAND THAT THE INDIVIDUAL LIABILITY FOR VIOLATION OF THE INSIDER TRADING AND SECURITIES FRAUD ENFORCEMENT ACT IN THE UNITED STATES CARRIES: 1) CRIMINAL PENALTIES OF UP TO $1 MILLION AND UP TO 10 YEARS IN JAIL FOR EACH VIOLATION; 2) CIVIL PENALTIES, WHICH MAY INCLUDE TREBLE DAMAGES AND DISGORGEMENT OF PROFITS. OTHER CIVIL AND CRIMINAL PENALTIES MAY BE IMPOSED BY REGULATORY AUTHORITIES WHERE THE TRADES TAKE PLACE.



Signed:
                  ----------------------------------


                  ----------------------------------
                     (Print name as signed above)

System User Id:
(Required)        ----------------------------------

Dated:
                  ----------------------------------

                                  ATTACHMENT A



Compliance Officer(s)                                   Location
---------------------                                   --------

Sandra Bates Hinck                                      Orinda, California
Bob Byrne (Back-up)
Sara Ronan (Back-up)
William Wiebe (Back-up)

Jonathan Lidster                                        London, England
Joseph Leung (Back-up)

Satta Atsuko                                            Tokyo, Japan
Kunio Noguchi (Back-up)
Suzuki Kouichi (Back-up)

Ken Yeo                                                 Singapore
Cheng Liao (Back-up)
Adeleen Chu (Back-up)

                                   APPENDIX 1

                            TRADE APPROVAL PROCEDURES

As noted in the accompanying policy statement on personal trading, the procedures for approving an employee's personal trade may vary depending upon the location of the appropriate compliance officer and on whether or not the trade approval process has been automated. If you have any questions relating to the personal trade approval process, please refer them to the AXA Rosenberg Legal Group.

1.       AUTOMATED PERSONAL TRADE APPROVAL PROCEDURES

The following procedures (Steps 1 to 10) apply to any employee with a VMS user ID on mainframes RM763A, RM763B or RM412A (including all employees located in Orinda) seeking personal trade approval for any U.S., Canadian and Asian ex-Japan trade.

To get a VMS user ID, you must contact the "syshelp" group, who will provide you with an ID and will install the CRT program on your computer. Once you have a VMS user ID and the CRT program installed, you can follow these steps to submit personal trade requests for approval.

     1. If you do not have a CRT window for a VMS machine opened on your computer, click on the CRT icon and double click on any of the RM nodes (e.g., "rm412a") and click "OK."

     2. Login to the VMS machine by entering your VMS users ID and password (if necessary).

     3.     At the system prompt, type PTRADE and press the RETURN or ENTER key.

     4.     The following text should appear: ENTER ZONE UJCEO (DEFAULT = U):

     5. Select the letter initial for the "zone" in which the trade is valued in real-time. (U= US, J= Japan, C= Canada, E= Europe, and O = Orient (Asia ex-Japan)) and press the RETURN or ENTER key. The default is "U."

     6.     The following menu options should appear:

         ---- PERSONAL TRADE REQUEST ----

         1. SEND PERSONAL TRADE REQUEST
         2. SUBMIT EXECUTED, CANCELLED, OR EXPIRED PERSONAL TRADE
         3. DISPLAY OPEN PERSONAL TRADE REQUEST
         4. DISPLAY TODAY'S PERSONAL TRADE REQUEST
         5. DISPLAY PERSONAL TRADE REQUEST HISTORY (END OF QUARTER REPORTING)
         0. EXIT

         SELECT OPTION 0 THROUGH 5 (DEFAULT = 3 ):


OPTION 1 is used to request approval of a personal trade.

OPTION 2 is used to submit the completed personal trade responses discussed in detail in Step 10.

OPTION 3 displays all the personal trade requests that you have submitted and not yet executed and confirmed.

OPTION 4 displays the trade requests you have submitted today.

OPTION 5 displays the trade request history by date range or by quarters. After viewing the trade request history, you can send the report to a printer or file. As discussed below, a copy of your trade history for the quarter must be submitted to the personal trading compliance officer in your zone within 10
(ten) days of the end of each calendar quarter.

Select the appropriate option and hit enter.

7. As noted above, to request approval of a personal trade, select Option 1 and hit enter.

8. You will be asked the stock symbol, trade date, buy or sell side, security type (S=Stock, C=Call, P=Put, F=Future), good-til-cancel price, trade on behalf of yourself or others, and comments about the trade if any. If you enter zero ("0") for the "good-til-cancel price," then the order is automatically treated as a day order request only. If our system cannot recognize the stock symbol provided, then you must enter the company name of the security in question.

After entering the requested information, a summary of the requested trade will appear. At that point you can either send the request for approval or you can cancel the trade approval request (e.g., if there is an error in the input). If you submit the request, an e-mail message will be sent to the appropriate compliance officer (with copies to the Legal Group and other for monitoring purposes). After you have sent your request, YOU MUST WAIT FOR AN E-MAIL MESSAGE FROM THE APPROPRIATE COMPLIANCE OFFICER APPROVING YOUR PERSONAL TRADE REQUEST BEFORE EXECUTING THE TRADE.

9. The system will automatically check the employee's requested personal trade against the AXA Rosenberg Group's TA recommendations as outlined above. If there is no apparent conflict (or potential conflict), the compliance officer will typically send you an e-mail approving your trade. If there is a conflict or potential conflict, you will be sent an e-mail denying your request. Please read the e-mail message carefully to ensure that it is approving (rather than denying) your trade request. AGAIN, YOU MUST ALWAYS WAIT FOR A REPLY E-MAIL MESSAGE APPROVING YOUR TRADE REQUEST BEFORE YOU CAN TRADE. IF NO RESPONSE IS RECEIVED, YOU MAY NOT TRADE. In general, you should not directly (by phone or in person) contact the appropriate compliance officer in regards to a personal trade approval other than as outlined in this policy. If no response is received to a request for personal trade approval in reasonable period of time, you should send a regular e-mail to the appropriate compliance officer (with a copy to the back-up compliance officer and to the Legal

Group) requesting a response.

10. If your personal trade request is approved, you will need to submit a "completed personal trade response." THIS COMPLETED PERSONAL TRADE RESPONSE MUST BE SUBMITTED REGARDLESS OF WHETHER YOU ACTUALLY COMPLETED THE APPROVED TRANSACTION OR NOT. To submit this response, you return to the options menu described in Step 6 and select option "2." This option will display all of your trades that have been approved. You enter the control number of the trade you have executed or a trade that has expired. If traded, you will be asked the trade date, traded price, and broker. If the order expired without execution, you indicate that no trade occurred. If the entered information is correct, you can then submit the trade confirmation.

For approved day orders, the "completed personal trade response" is due after
(i) the trade is executed or (ii) at the end of the market day. For approved good-til-cancel orders, the completed personal trade response is due after (i) the trade is executed, (ii) the order is canceled, or (iii) the order expires. An e-mail message reminder will be sent to you if you have any outstanding approved orders not confirmed, but it is the responsibility of each employee to make sure that completed personal trade responses are timely submitted.

2.           NON-AUTOMATED PERSONAL TRADE APPROVAL PROCEDURES

The following procedures apply to any employee seeking personal trade approval for which the automated trade approval procedures outlined above are unavailable. These procedures may vary slightly depending upon the location of the appropriate compliance officer. Steps 1 through 3 apply when the appropriate compliance officer works in the same office as the employee seeking approval to trade. Step 4 sets out alternative procedures to follow when the appropriate compliance officer is not located in the same office as the employee seeking the approval to trade.

1. To initiate the non-automated trade approval process, a written "Request for Personal Transaction" form must be completed by the employee and given to the appropriate compliance officer for approval prior to any trade being executed. These forms are available from the appropriate compliance officer. Should a compliance officer wish to trade for his/her own account in the zone where he/she has trade approval authority, advance written approval of the trade must be obtained from the back-up compliance officer (using the Request for Personal Transaction form).

Before approving a trade, the appropriate compliance officer, using the TA, must check that the AXA Rosenberg Group is not currently recommending the same or a similar transaction (see discussion above). If there is no conflict and the trade is approved, the appropriate compliance officer shall print a copy of the TA's current recommendation for the stock. The employee must attach the printout of the TA's recommendation to the ORIGINAL copy of the approved Request for Personal Transaction form as verification for the approval.

2. If an approved trade is executed that day, the original copy of the approved Request for Personal Transaction is completed with details of the trade and is returned (along with the attached TA recommendation) to the compliance officer who approved the trade by the end of the same day.

The employee keeps the duplicate copy of the form. If an approved day order is not executed on the day of approval, the employee indicates this on the Request for Personal Transaction form and returns the original to the appropriate compliance officer.

For approved good-til-cancel orders, the Request for Personal Transaction is completed with details of the trade and is returned (along with the attached TA recommendation) to the compliance officer who approved the trade when the trade is executed. If the trade is canceled or otherwise expires, the employee indicates this on the- Request for Personal Transaction form and returns the original to the appropriate compliance officer. If, for any reason, the employee wants to CHANGE a pending GTC order (other than canceling the GTC order), that employee must submit a NEW "Request for Personal Transaction" form to the appropriate compliance officer and receive a new approval prior to changing the good-til-canceled order.

3. The compliance officer who has approved the trade will keep the original copy of each approved "Request for Personal Transaction" form for each trade that has been made. At the end of each calendar quarter, the compliance officer shall match the original copies with the duplicate copies submitted by the employee along with a copy of the broker statement or contract note (See
Section I.B. above, discussing quarterly reporting requirements). Any previously approved trades that were executed but which are "unmatched" at the end of the quarter, must be reconciled by the compliance officer. The compliance officer will maintain a file of each employee's "Summary of Personal Transactions" and the attached "Request for Personal Transaction" forms.

4. Employees seeking non-automated trade approval for trades outside the zone of their home office follow the same procedure for obtaining and documenting approval as detailed above with the following exceptions:

The "Request for Personal Transaction" form will be completed and faxed to the appropriate compliance officer (with responsibility in the zone where the stock is valued in real-time). The employee wishing to trade should message that compliance officer (by e-mail or telephone) that the fax has been sent. If the trade is approved, the appropriate compliance officer will make a photocopy of the approved Request for Personal Transaction form and the printout of the model's recommendation, and will fax it back to the employee, keeping the original copy (with the attached model's recommendation). The appropriate compliance officer will notify both the employee and the compliance officer in the employee's office that the trade has been approved (again, either by e-mail or telephone).